Exhibit 99.1

              FOR IMMEDIATE RELEASE
David Kelley
224-727-2535
dkelley@littelfuse.com

Littelfuse Announces CFO Transition Plan

•	Meenal Sethna to step down as CFO

•	Company commences formal CFO search

Chicago, April 9, 2025 — Littelfuse, Inc. (NASDAQ: LFUS), a diversified industrial technology manufacturing company empowering a sustainable, connected, and safer world, today announced that Meenal Sethna, Executive Vice President and Chief Financial Officer, will step down from her role after ten years of leadership. She will remain with the company through September 1, 2025, to ensure a smooth transition.

Dr. Greg Henderson, Littelfuse President & CEO, commented, “Since joining Littelfuse in 2015, Meenal’s leadership and contributions have been essential to the company’s growth and profitability expansion. As a result of her strategic guidance, Littelfuse is well positioned with the financial strength and flexibility to fuel the company’s next growth phase.  I would like to thank Meenal for her unwavering commitment to Littelfuse, our global teams and our shareholders. I look forward to partnering with her during the transition, and we wish her well in her future endeavors.”

“It has been an honor to serve as Littelfuse CFO and collaborate with our outstanding leadership team,” Ms. Sethna said. “Littelfuse has exceptional people and I want to thank our talented and passionate team members around the world for all that we have accomplished together. With Littelfuse well positioned to deliver strong growth and profitability expansion going forward, I believe the time is right for me to transition to the next phase of my career.”

This leadership change is not the result of any matters relating to the Company’s financials, operations, policies or practices. Littelfuse has commenced a formal search to identify the Company’s next CFO.

Exhibit 99.1

About Littelfuse

Littelfuse, Inc. (NASDAQ: LFUS) is a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 20 countries, and with approximately 16,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation, and electronics end markets–everywhere, every day. Learn more at Littelfuse.com.

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